Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sound Financial, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-156089) dated December 12, 2008 on Form S-8 pertaining to the Sound Financial, Inc. 2008 Equity Incentive Plan of our report dated March 31, 2010, relating to the consolidated balance sheets of Sound Financial, Inc. and Subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2009, which report is included in the Annual Report on Form 10-K of Sound Financial, Inc. for the year ended December 31, 2009.

/s/ Moss Adams LLP

Everett, Washington
March 31, 2010